Contact:	Timothy M. Doyle Senior Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION REPORTS
EARNINGS FOR THE QUARTER ENDED
JUNE 30, 2005

La Jolla, California (July 27, 2005) --- ITLA Capital Corporation (NASDAQ-ITLA) today reported net income for the quarter ended June 30, 2005, primarily resulting from the operations of its wholly-owned subsidiaries, Imperial Capital Bank (the Bank) and Imperial Capital Real Estate Investment Trust (the REIT) of $5.8 million or $0.98 per diluted share compared to $5.6 million or $0.86 per diluted share for the same period last year. President and Chief Executive Officer George W. Haligowski noted that "We are encouraged by our second quarter results. The increase in earnings was primarily related to the growth in our loan portfolio. Despite current competitive market conditions, our loan portfolio has increased by over $375.0 million during the quarter and the contribution from our national expansion continues to improve." The Bank has 17 loan production offices outside of the state of California and a total of 24 loan production offices operating as of June 30, 2005.

Net interest income before provision for loan losses increased 14.2 percent to $22.1 million for the quarter ended June 30, 2005, compared to $19.4 million for the same period last year. The increase was primarily caused by additional interest income earned due to the growth in the average balance of our loan portfolio, and an increase in the average balance of higher yielding investment securities held-to-maturity as compared to the quarter ended June 30, 2004. This increase was partially offset by additional interest expense incurred due to the growth in the average balance of interest-bearing liabilities as compared to the same period last year, deposits repricing to higher current market interest rates, and the addition of new borrowings at higher current market interest rates.

The provision for loan losses was $1.5 million for the quarter ended June 30, 2005, compared to $1.0 million for the same period last year. These provisions for loan losses were recorded to provide reserves adequate to support known and inherent losses in our loan portfolio and for specific reserves as of June 30, 2005 and 2004, respectively.

General and administrative expenses increased to $11.1 million for the current quarter, compared to $10.5 million for the quarter ended June 30, 2004. The increase in general and administrative expenses was caused by the additional overhead expenses incurred in connection with the national expansion of our loan production platform over the same period last year. Our efficiency ratio (defined as recurring general and administrative expenses as percentage of net revenue) decreased to 48.9 percent for the quarter ended June 30, 2005, as compared to 51.4 percent for the same period last year. The improvement in our efficiency ratio was primarily due to the increase in interest income earned, as discussed above.

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ITLA Capital Corporation reports earnings
For the quarter ended June 30, 2005

Loan production was $559.8 million for the quarter ended June 30, 2005, compared to $258.1 million for the same period last year. During the current quarter, the Bank originated $145.1 million of commercial real estate loans, $80.1 million of small balance multi-family real estate loans, $31.6 million of entertainment finance loans, $2.0 million of franchise loans, and its wholesale loan operations completed acquisitions consisting of $301.0 million of small balance multi-family real estate loans. The Company's franchise loan production continues to decline in 2005 as it focuses on commercial real estate and small balance multi-family real estate loan production. Loan production for the same period last year consisted of the origination of $156.0 million of commercial real estate loans, $55.8 million of small balance multi-family real estate loans, $21.6 million of entertainment finance loans and $24.7 million of franchise loans. Haligowski commented that: "Our national expansion, as well as our wholesale loan operation continues to be the focus of our current growth opportunities. Each quarter, our loan production offices outside of California have improved their aggregate loan originations and their overall contribution to our profitability. Through our increased loan production, we've expanded the geographic diversification of our loan portfolio, and currently, almost 40 percent of our real estate loan collateral is located outside of California."

Net income for the six months ended June 30, 2005 decreased to $11.5 million or $1.90 per diluted share, compared to $19.4 million or $2.93 per diluted share for the same period last year. The decrease was primarily caused by a decline in interest and fee income earned in connection with the Bank's refund anticipation loan (RAL) program, which terminated at the conclusion of the 2004 tax season. Despite the termination of the RAL program, net interest income before provision for loan losses increased 3.7 percent to $43.9 million for the six months ended June 30, 2005, compared to $42.3 million for the same period last year. This increase was due to the growth in the average balance of our loan portfolio, a decrease in the average balance of low yielding short-term and overnight investments, and an increase in the average balance of higher yielding investment securities held-to-maturity as compared to the same period last year. The decline in the average balance of short-term and overnight investment securities was a result of the termination of the RAL program, which generated a substantial level of liquidity during the quarter ended March 31, 2004. The Bank invested this additional liquidity in short-term and overnight investments, which earned a lower yield than the Bank earns on its current investment portfolio. The increase in net interest income was partially offset by additional interest expense incurred due to the growth in the average balance of our interest bearing liabilities as compared to the same period last year, deposits repricing to higher current market interest rates, and the addition of new borrowings at higher current market interest rates.

Non-interest income was $489,000 for the six months ended June 30, 2005, compared to $14.4 million for the same period last year. During the six months ended June 30, 2004, non-interest income consisted of fee income earned in connection with the RAL program consisting of $9.3 million of net premiums on the sale of RAL loans and $4.6 million of processing and administrative fees.

The provision for loan losses was $2.3 million for the six months ended June 30, 2005, compared to $2.4 million for the same period last year. These provisions for loan losses were recorded to provide reserves adequate to support known and inherent losses in our loan portfolio and for specific reserves as of June 30, 2005 and 2004, respectively.

www.itlacapital.com

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ITLA Capital Corporation reports earnings
For the quarter ended June 30, 2005

General and administrative expenses increased to $22.3 million for the six months ended June 30, 2005, compared to $21.8 million for the same period last year. As discussed above, the increase in general and administrative expenses was caused by the additional overhead expenses incurred in connection with the national expansion of our loan production platform over the same period last year. The Company's efficiency ratio (defined as recurring general and administrative expenses as percentage of net revenue) was 50.3 percent for the six months ended June 30, 2005, compared to 38.5 percent for the same period last year, due to the decline in net revenue earned as a result of the termination of the RAL program.

Loan production was $878.3 million for the six months ended June 30, 2005, compared to $413.2 million for the same period last year. During the current six month period, the Bank originated $186.3 million of commercial real estate loans, $149.4 million of small balance multi-family real estate loans, $47.0 million of entertainment finance loans, $2.4 million of franchise loans, and its wholesale loan operations completed acquisitions consisting of $493.2 million of small balance multi-family real estate loans. Loan production for the same period last year consisted of $236.0 million of commercial real estate loans, $94.0 million of small balance multi-family real estate loans, $42.0 million of entertainment finance loans and $41.2 million of franchise loans.

Total assets increased $521.8 million to $2.8 billion at June 30, 2005, compared to $2.3 billion at December 31, 2004. The increase in total assets was primarily due to a $566.6 million increase in our loan portfolio, partially offset by a $54.5 million decrease in cash and cash equivalents and a $26.3 million decline in investment securities held-to-maturity.

At June 30, 2005, nonperforming assets totaled $13.7 million or 0.48 percent of total assets as compared to $14.7 million or 0.63 percent as of December 31, 2004. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) at June 30, 2005, was 273.4 percent as compared to 242.2 percent at December 31, 2004.

The allowance for loan losses as a percentage of our total loans was 1.6 percent at June 30, 2005, as compared to 1.9 percent at December 31, 2004. The decrease in this percentage primarily reflects the decline in our overall risk profile due to a broader geographic diversification of our real estate loan portfolio resulting from the higher concentration of non-California small balance multi-family loans as a percentage of our total loan portfolio. During the quarter ended June 30, 2005, we had net charge-offs of $15,000, compared to net recoveries of $41,000 for the same period last year.

At June 30, 2005, shareholders' equity totaled $198.2 million or 7.0 percent of total assets. For the second quarter of 2005, we repurchased 89,900 shares at an average price of $49.21 per share. For the six months ended June 30, 2005, we repurchased 266,698 shares at an average price of $52.32. Since beginning share repurchases in April 1997, a total of 3,136,200 shares were repurchased returning approximately $81.2 million of capital to our shareholders at an average price of $25.89 per share. Through our stock repurchase program, over 100 percent of the contributed capital from our initial and secondary stock offerings has been returned to shareholders. The Company's book value per share of common stock was $36.14 as of June 30, 2005, an increase of 3.0 percent and 6.0 percent, respectively, from $35.09 per share as of December 31, 2004 and $34.11 per share as of June 30, 2004.

www.itlacapital.com

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ITLA Capital Corporation reports earnings
For the quarter ended June 30, 2005

The Bank had Tier 1 leverage, Tier 1 risk based and total risk-based capital ratios at June 30, 2005 of 9.31 percent, 10.05 percent and 11.30 percent, respectively, which represents $108.2 million, $94.2 million and $30.3 million, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes. In addition, the Company, the Bank's holding company, had Tier 1 leverage, Tier 1 risk based and total risk-based capital ratios at June 30, 2005 of 10.16 percent, 10.98 percent, and 13.03 percent, respectively, which represents $132.2 million, $118.0 million and $71.8 million, respectively, of capital in excess of the amount required to be "well capitalized".

Haligowski concluded: "I anticipate that the remainder of the year will continue to present us with a challenging lending environment and that current market conditions will continue to tighten. Regardless, we're excited by the progress we've achieved thus far, and look forward to further establishing our presence outside of California."

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, increased costs from pursuing the national expansion of our small balance multi-family lending platform and operational challenges inherent in implementing this expansion strategy, fluctuations in interest rates, and changes in the relative differences between short and long term interest rates, levels of nonperforming assets, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2005 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

ITLA Capital Corporation is the largest financial services company headquartered in San Diego, California, and conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has seven retail branch locations and 24 loan production offices serving the Western United States, the Southeast, the Mid-Atlantic States, the Ohio Valley, the Metro New York area and New England.

For additional information, contact Timothy M. Doyle, Senior Managing Director and Chief Financial Officer, at (858) 551-0511.

www.itlacapital.com

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2005 (unaudited)	December 31, 2004
	(in thousands except share amounts)
Assets
Cash and cash equivalents	$ 33,121	$ 87,580
Investment securities available for sale, at fair value	87,097	66,845
Investment securities held-to-maturity, at amortized cost	269,724	296,028
Stock in Federal Home Loan Bank	33,975	23,200
Loans, net (net of allowance for loan losses of $37,402 and
$35,483 as of June 30, 2005 and December 31, 2004, respectively)	2,360,437	1,793,815
Interest receivable	13,962	10,695
Other real estate owned, net	-	-
Premises and equipment, net	6,898	6,645
Deferred income taxes	10,600	10,468
Goodwill	3,118	3,118
Other assets	20,916	19,677
Total assets	$ 2,839,848	$ 2,318,071
Liabilities and Shareholders' Equity
Liabilities:
Deposit accounts	$ 1,716,809	$ 1,432,032
Federal Home Loan Bank advances and other borrowings	814,678	584,224
Accounts payable and other liabilities	23,545	20,491
Junior subordinated debentures	86,600	86,600
Total liabilities	2,641,632	2,123,347
Commitments and contingencies
Shareholders' equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 8,905,143 and 8,703,894 issued as of June 30, 2005
and December 31, 2004, respectively	75,492	69,327
Retained earnings	207,522	196,032
Accumulated other comprehensive (loss) income, net	(131)	78
	282,883	265,437
Less treasury stock, at cost - 3,420,988 and 3,154,290 shares
as of June 30, 2005 and December 31, 2004, respectively	(84,667)	(70,713)
Total shareholders' equity	198,216	194,724
Total liabilities and shareholders' equity	$ 2,839,848	$ 2,318,071

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(in thousands except per share amounts)
Interest income:
Loans, including fees	$ 37,210	$ 27,220	$ 69,121	$ 56,860
Cash and investment securities	4,470	968	9,311	3,411
Total interest income	41,680	28,188	78,432	60,271
Interest expense:
Deposit accounts	11,897	6,485	21,395	12,999
Federal Home Loan Bank advances and other borrowings	5,900	833	9,732	1,976
Junior subordinated debentures	1,754	1,501	3,434	2,990
Total interest expense	19,551	8,819	34,561	17,965
Net interest income before provision for loan losses	22,129	19,369	43,871	42,306
Provision for loan losses	1,500	950	2,250	2,350
Net interest income after provision for loan losses	20,629	18,419	41,621	39,956
Non-interest income:
Premium on sale of loans, net	-	260	-	9,284
Late and collection fees	130	84	203	185
Other	379	701	286	4,970
Total non-interest income	509	1,045	489	14,439
Non-interest expense:
Compensation and benefits	5,376	5,446	11,267	11,602
Occupancy and equipment	1,750	1,522	3,401	2,850
Other	3,943	3,520	7,631	7,388
Total general and administrative	11,069	10,488	22,299	21,840
Real estate owned expense, net	-	(15)	-	81
Provision for losses on other real estate owned	-	-	-	1,000
Gain on sale of other real estate owned, net	-	(315)	(11)	(354)
Total real estate owned expense, net	-	(330)	(11)	727
Total non-interest expense	11,069	10,158	22,288	22,567
Income before provision for income taxes	10,069	9,306	19,822	31,828
Provision for income taxes	4,230	3,676	8,332	12,414
NET INCOME	$ 5,839	$ 5,630	$ 11,490	$ 19,414
BASIC EARNINGS PER SHARE	$ 1.01	$ 0.91	$ 1.99	$ 3.12
DILUTED EARNINGS PER SHARE	$ 0.98	$ 0.86	$ 1.90	$ 2.93
END